QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

ACCOUNTANTS' CONSENT

The Board of Directors
Waddell & Reed Financial, Inc.:

        We consent to incorporation by reference in this registration statement on Form S-8 of Waddell & Reed Financial, Inc. of our report, dated February 19, 2002, relating to the consolidated balance sheets of Waddell & Reed Financial, Inc. and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings and cash flows and the related schedule for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Waddell & Reed Financial, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Kansas City, Missouri
July 26, 2002

QuickLinks

  Exhibit 23.2
ACCOUNTANTS' CONSENT